Exhibit 99.1

   NEW RELEASE

FOR IMMEDIATE RELEASE
MARSHALL SLOANE ANNOUNCES THE NEXT STAGE
IN CENTURY’S MANAGEMENT SUCCESSION
Medford, MA., January 23, 2006 — Marshall M. Sloane, Chairman and CEO of Century Bancorp, Inc. (NASDAQ: CNBKA) (www.century-bank.com) announced the next steps in the management succession plan for Century Bancorp begun two years ago. Mr. Sloane informed the Board of Directors on Tuesday that at the April meeting of the Board, following the Annual Meeting, he will recommend that the Board elect his two sons, Barry and Jonathan Sloane as Co-CEO’s of Century Bancorp, Inc. They are currently Co-COO’s of Century Bancorp and Co-CEO’s of Century Bank, its principal operating unit. Marshall Sloane will remain Chairman of Century Bancorp and Century Bank.
Marshall Sloane said, “I will turn 80 in April, and it is time to complete the succession process we began in 1994. I believe my sons are well qualified to serve in these capacities and continue the tradition I started over 37 years ago. I will focus on issues of long-term strategy and key client relationship management, while always available for consultation and advice. I have great confidence in their ability and dedication to our continuing mission of building a strong independent bank to service our communities.” Marshall Sloane founded Century in 1969.
Century Bank and Trust Company, a subsidiary of Century Bancorp, Inc., is a state chartered, full-service commercial bank. Century Bank operates twenty-three full-service branches in the Greater Boston area and offers a full range of Commercial, Personal, Institutional and Investment Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
Corporate Headquarters located at 400 Mystic Avenue, Medford, MA. 02155. Branch locations in Allston, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem and Somerville.

Contact:	Paul Cusick
PCusick@Century-Bank.Com
Phone:	781.393.4601
Fax:	781.393.4071

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

400 Mystic Avenue, Medford, MA 02155